For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Jim Giannakouros, CFA
Vice President, Investor Relations
(847) 313-9506

IDEX REPORTS SECOND QUARTER RESULTS

Highlights
(All comparisons are against the prior year period unless otherwise noted)
•Record sales of $865 million increased 7% and 1% organically
•Reported diluted EPS of $1.74 declined 6%, and adjusted diluted EPS of $2.07 was relatively flat year-over-year, exceeding second quarter expectations
•Orders of $830 million increased 7% on a reported basis and 2% organically, below the year-to-date average
•Revising full year EPS outlook to GAAP diluted EPS of $6.30 - $6.44 and adjusted diluted EPS of $7.85 - $7.95
•Remain highly confident in the sustainable value creation engine IDEX is building through our integrated growth strategies and a balanced capital deployment strategy

NORTHBROOK, IL, July 30, 2025 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended June 30, 2025.

“IDEX teams once again delivered strong execution in the second quarter in what continues to be a challenging operating environment,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President.

“Order trends in our rapid-turn businesses downshifted slightly exiting the second quarter although current levels suggest a steady sequential progression into the third quarter. That said, in this uncertain macro-environment, several customers are taking a more cautious stance on larger orders that has delayed the expected second-half acceleration in parts of our recently-acquired businesses. Taken together, we are resetting our baseline financial assumptions for the remainder of 2025.

Despite this near-term volatility, I am excited about how our strong culture of 8020, breadth of market exposure, and ability to tune our capabilities with agility and speed for our customers in advantaged markets positions IDEX extremely well to deliver consistent and attractive shareholder value over the long term.”

Full Year and Third Quarter 2025 Guidance
In 2025, the Company now expects to generate GAAP diluted EPS of $6.30 - $6.44 (adjusted diluted EPS of $7.85 - $7.95) a change from previous guidance of $6.56 - $6.95 (adjusted diluted EPS of $8.10 - $8.45), based on expected full year organic sales growth of approximately 1%. In the third quarter 2025, the Company expects to generate GAAP diluted EPS of $1.54 - $1.61 (adjusted diluted EPS of $1.90 - $1.95), based on expected third quarter 2025 organic sales growth of 2% to 3%.

Consolidated Financial Results

	Three Months Ended June 30,
(Dollars in millions, except per share amounts)	2025	2024	Increase (Decrease)
U.S. GAAP Results
Orders	$829.8	$773.3	$56.5
Change in reported orders			7%
Net sales	865.4	807.2	58.2
Change in reported net sales			7%
Gross profit	392.2	366.8	25.4
Gross margin	45.3%	45.4%	(10) bps
Net income attributable to IDEX	131.6	141.3	(9.7)
Net income margin	15.1%	17.5%	(240) bps
Diluted EPS attributable to IDEX	1.74	1.86	(0.12)
Cash flows from operating activities	161.7	133.6	28.1
Operating cash flow as a percent of net income	123%	95%	NM
Non-GAAP Results
Change in organic orders*			2%
Change in organic sales*			1%
Adjusted gross profit*(1)	392.2	366.8	25.4
Adjusted gross margin*(1)	45.3%	45.4%	(10) bps
Adjusted net income attributable to IDEX*	156.5	156.1	0.4
Adjusted EBITDA*	237.2	224.2	13.0
Adjusted EBITDA margin*	27.4%	27.8%	(40) bps
Adjusted diluted EPS attributable to IDEX*	2.07	2.06	0.01
Free cash flow*	146.9	117.7	29.2
Free cash flow conversion*	94%	75%	NM
NM – Not Meaningful
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

(1)Adjusted gross profit is calculated as Gross profit plus fair value inventory step-up charges. Adjusted gross margin is calculated as adjusted gross profit divided by Net sales. There were no fair value inventory step-up charges recorded during the three months ended June 30, 2025 or June 30, 2024.

•Net sales increased largely due to the impact of the Mott Corporation (“Mott”) acquisition. Organic sales increased due to positive price across our businesses and targeted growth initiatives in our Health & Science Technologies (“HST”) and Fire & Safety/Diversified Products (“FSDP”) segments, partially offset by lower volumes primarily in our Fluid & Metering Technologies (“FMT”) segment.

•Gross margin and adjusted gross margin decreased primarily due to the Mott acquisition, unfavorable mix and volume deleverage. These decreases were partially offset by operational productivity improvements and price/cost. Higher employee-related costs were mitigated by platform optimization savings related to headcount reductions resulting from restructuring actions taken during 2025.

•Diluted EPS decreased, while Adjusted diluted EPS was essentially flat. Improved operational results were offset by higher interest expense due to higher debt outstanding related to the 2024 acquisition of Mott throughout the current year period, higher depreciation expense and a higher effective tax rate. The net impact of discrete one-time tax items on the effective tax rate was more favorable during the prior year period. GAAP Diluted EPS also reflects higher amortization expense from the acquisition of Mott and the absence of a gain on sale recorded during the prior year period in connection with the divestiture of Alfa Valvole, Srl (“Alfa Valvole”), both of which were excluded from Adjusted diluted EPS.

•Cash flows from operating activities and free cash flow both increased, reflecting higher operating results during the current year period as well as favorable working capital, primarily driven by timing of collections.

Segment Financial Results

	Three Months Ended June 30,(1)
(Dollars in millions)	2025	2024	Increase (Decrease)
Health & Science Technologies
Net sales	$365.3	$303.8	$61.5
Change in reported net sales			20%
Change in organic sales*			4%
Adjusted EBITDA(2)	95.0	84.2	10.8
Adjusted EBITDA margin	26.0%	27.7%	(170) bps
Fluid & Metering Technologies
Net sales	$310.9	$319.4	$(8.5)
Change in reported net sales			(3%)
Change in organic sales*			(2%)
Adjusted EBITDA(2)	108.7	107.7	1.0
Adjusted EBITDA margin	35.0%	33.7%	130 bps
Fire & Safety/Diversified Products
Net sales	$191.5	$185.4	$6.1
Change in reported net sales			3%
Change in organic sales*			2%
Adjusted EBITDA(2)	56.4	53.8	2.6
Adjusted EBITDA margin	29.4%	29.0%	40 bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

(1) Three month data includes the results of the acquisition of Mott (September 2024) in the HST segment. Three month data also includes the results of Alfa Valvole (June 2024) in the FMT segment through the date of disposition.

(2) Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate and other.

Health & Science Technologies Segment
•Net sales for the second quarter 2025 increased 20% driven by the acquisition of Mott. Organic sales increased 4% due to positive price, targeted growth initiatives and favorable volumes in our aerospace/defense and pharmaceutical businesses, partially offset by lower volumes within our semiconductor, automotive and industrial businesses.

•Adjusted EBITDA margin for the second quarter 2025 decreased primarily due to the Mott acquisition and unfavorable mix. Operational productivity improvements and platform optimization savings offset increases in other employee-related costs, including higher variable compensation.

Fluid & Metering Technologies Segment
•Net sales for the second quarter 2025 decreased 3%. Organic sales decreased 2% driven by lower volumes in several end markets, including our chemical, water, energy, agriculture and semiconductor businesses, partially offset by positive price.

•Adjusted EBITDA margin for the second quarter 2025 increased primarily due to positive price/cost and net productivity improvements, partially offset by volume deleverage. Operational productivity improvements and platform optimization savings more than offset increases in other employee-related costs.

Fire & Safety/Diversified Products Segment
•Net sales for the second quarter 2025 increased 3%. Organic sales increased 2% as a result of positive price, North America Fire OEM demand and targeted growth initiatives within our Fire and Safety businesses, which was partially offset by lower volumes due to the timing of Dispensing projects in emerging markets.
•Adjusted EBITDA margin for the second quarter 2025 increased due to positive price/cost, which more than offset unfavorable productivity, mix and volume deleverage.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $22.9 million during the second quarter 2025, $1.4 million higher compared with the same prior year period, primarily driven by higher employee-related costs related to variable compensation.

Other Items
•In May 2025, repurchased 268,586 shares at a cost of $50.0 million.
•In June 2025, repaid the $100.0 million balance of the 3.37% Senior Notes.
•In July 2025, IDEX acquired Micro-LAM, Inc. (“Micro-LAM”), an advanced optics manufacturer of laser-assisted machining, ultra-precision diamond tools and custom optics that is complementary to our Optics Technologies solutions within our Health & Science Technologies segment. Micro-LAM was acquired for cash consideration of $90.0 million, subject to customary adjustments, plus a potential earnout of up to $12.0 million of additional cash consideration.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Wednesday, July 30, 2025 at 8:00 a.m. CT. Chief Executive Officer and President Eric Ashleman and Vice President, Corporate Development and Interim Chief Financial Officer Akhil Mahendra will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be available on its website at www.idexcorp.com and the slide presentation will also be available on that website after the call. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.709.8150 (or 201.689.8354 for international participants) using the ID #13748412.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s third quarter 2025 and full year 2025 outlook including expected organic sales, expected earnings per share, and expected adjusted earnings per share and the assumptions underlying these expectations, anticipated future acquisition behavior and the anticipated benefits and performance of the Company’s recent or future acquisitions, resource and capital deployment and focus and organic and inorganic growth, the Company’s ability to adapt to macroeconomic challenges, anticipated impacts of tariffs and global trade policies and changes in law, including the One, Big, Beautiful Bill Act, anticipated trends in end markets, including expectations regarding future order volumes and order patterns, anticipated growth initiatives and expansions, and the anticipated benefits of the Company’s productivity and cost containment efforts and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “likely to be,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries; the impact of severe weather events, natural disasters and public health threats; economic and political consequences resulting from terrorist attacks and wars; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; cybersecurity incidents; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in countries in which the Company operates; developments with respect to trade policy and existing, new or increased tariffs or other similar measures; changes to applicable laws and regulations, including tax laws; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the United States Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation (NYSE: IEX) designs and builds engineered products and mission-critical components that make everyday life better. IDEX precision components help craft the microchip powering your electronics, treat water so it is safe to drink, and protect communities and the environment from sewer overflows. Our optics enable global broadband satellite communications, and our pumps move challenging fluids that range from hot, to viscous, to caustic. IDEX components assist healthcare professionals in saving lives as part of many leading diagnostic machines, including DNA sequencers that help doctors personalize treatment. And our fire and rescue tools, including the industry-leading Hurst Jaws of Life®, are trusted by rescue workers around the world. These are just some of the thousands of products that help IDEX live its purpose – Trusted Solutions, Improving Lives™. Founded in 1988 with three small, entrepreneurial manufacturing companies, IDEX now includes more than 50 diverse businesses around the world. With about 9,000 employees and manufacturing operations in more than 20 countries, IDEX is a diversified, high-performing, global company with approximately $3.3 billion in annual sales.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$865.4	$807.2	$1,679.7	$1,607.7
Cost of sales	473.2	440.4	918.6	883.5
Gross profit	392.2	366.8	761.1	724.2
Selling, general and administrative expenses	203.6	182.8	413.0	377.9
Restructuring expenses and asset impairments	0.7	1.3	18.2	2.4
Operating income	187.9	182.7	329.9	343.9
Gain on sale of business	—	(4.6)	—	(4.6)
Other expense (income) – net	2.4	—	3.8	(2.7)
Interest expense – net	15.6	8.1	31.7	17.5
Income before income taxes	169.9	179.2	294.4	333.7
Provision for income taxes	38.8	38.0	67.9	71.2
Net income	131.1	141.2	226.5	262.5
Net loss attributable to noncontrolling interest	0.5	0.1	0.6	0.2
Net income attributable to IDEX	$131.6	$141.3	$227.1	$262.7

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.74	$1.86	$3.00	$3.46
Diluted earnings per common share attributable to IDEX	$1.74	$1.86	$3.00	$3.46

Share Data:
Basic weighted average common shares outstanding	75.5	75.7	75.6	75.7
Diluted weighted average common shares outstanding	75.5	75.9	75.7	75.9

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$568.2	$620.8
Receivables – net	476.1	465.9
Inventories – net	487.8	429.7
Other current assets	84.4	76.3
Total current assets	1,616.5	1,592.7
Property, plant and equipment - net	464.8	460.4
Goodwill	3,368.6	3,251.7
Intangible assets - net	1,269.4	1,284.8
Other noncurrent assets	156.8	155.7
Total assets	$6,876.1	$6,745.3

Liabilities and equity
Current liabilities
Trade accounts payable	$204.2	$197.8
Accrued expenses	271.3	278.7
Current portion of long-term borrowings	0.8	100.7
Dividends payable	53.5	52.5
Total current liabilities	529.8	629.7
Long-term borrowings – net	1,847.1	1,859.5
Deferred income taxes	283.2	267.2
Other noncurrent liabilities	205.6	194.8
Total liabilities	2,865.7	2,951.2
Shareholders' equity
Preferred stock	—	—
Common stock	0.9	0.9
Treasury stock	(1,271.4)	(1,170.3)
Additional paid-in capital	883.6	864.8
Retained earnings	4,350.3	4,230.2
Accumulated other comprehensive income (loss)	48.2	(130.9)
Total shareholders' equity	4,011.6	3,794.7
Noncontrolling interest	(1.2)	(0.6)
Total equity	4,010.4	3,794.1
Total liabilities and equity	$6,876.1	$6,745.3

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net income	$226.5	$262.5
Adjustments to reconcile net income to net cash flows provided by operating activities:
Gain on sale of business(1)	—	(4.6)
Asset impairments	0.6	—
Depreciation	37.4	32.5
Amortization of intangible assets	63.5	48.5
Share-based compensation expense	18.8	16.9
Deferred income taxes	1.6	0.4
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables – net	1.6	(11.9)
Inventories – net	(45.6)	(19.8)
Other current assets	(21.8)	(12.2)
Trade accounts payable	(0.7)	0.3
Deferred revenue	6.4	0.3
Accrued expenses	(22.4)	(21.9)
Other – net	1.5	(0.8)
Net cash flows provided by operating activities	267.4	290.2
Cash flows from investing activities
Capital expenditures	(29.1)	(35.9)
Acquisition of business, net of cash acquired	4.2	1.6
Proceeds from sale of business, net of cash remitted(1)	—	45.5
Other – net	0.4	0.5
Net cash flows (used in) provided by investing activities	(24.5)	11.7
Cash flows from financing activities
Borrowings under revolving credit facilities	50.0	—
Payment of long-term borrowings	(100.0)	(25.0)
Payments under revolving credit facilities	(92.7)	—
Cash dividends paid to shareholders	(105.9)	(100.7)
(Payments) proceeds from share issuances, net of shares withheld for taxes	(0.2)	7.9
Repurchases of common stock	(100.0)	—
Other – net	(0.4)	(0.4)
Net cash flows used in financing activities	(349.2)	(118.2)
Effect of exchange rate changes on cash and cash equivalents	37.4	(17.3)
Net (decrease) increase in cash and cash equivalents and restricted cash	(68.9)	166.4
Cash and cash equivalents and restricted cash at beginning of year(2)	638.9	534.3
Cash and cash equivalents and restricted cash at end of period(2)	$570.0	$700.7

(1) On June 3, 2024, the Company completed the sale of Alfa Valvole for proceeds of $45.5 million, net of cash remitted, resulting in an initial gain on the sale of $4.6 million, net of a release of cumulative foreign currency translation losses of $5.5 million. During the three months ended September 30, 2024, the gain on the sale of Alfa Valvole was finalized, resulting in a downward adjustment to the gain on sale of $0.6 million for a final gain on sale of $4.0 million and final net proceeds received of $45.1 million.

(2) Includes $1.8 million and $18.1 million of restricted cash at June 30, 2025 and December 31, 2024, respectively. At June 30, 2025, $1.4 million of the restricted cash has been included in Other current assets and $0.4 million has been included in Other noncurrent assets in the Condensed Consolidated Balance Sheets. At December 31, 2024, $18.1 million was included in Other current assets in the Condensed Consolidated Balance Sheets. There was no restricted cash as of June 30, 2024 or December 31, 2023.

IDEX CORPORATION
Company and Segment Financial Information
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales
Health & Science Technologies	$365.3	$303.8	$706.8	$613.9
Fluid & Metering Technologies	310.9	319.4	601.4	633.1
Fire & Safety/Diversified Products	191.5	185.4	375.8	363.4
Eliminations	(2.3)	(1.4)	(4.3)	(2.7)
Total IDEX	$865.4	$807.2	$1,679.7	$1,607.7
Depreciation
Health & Science Technologies	$11.9	$9.5	$23.6	$18.9
Fluid & Metering Technologies	4.4	4.3	8.8	8.6
Fire & Safety/Diversified Products	2.4	2.2	4.6	4.5
Corporate Office	0.3	0.3	0.4	0.5
Total IDEX	$19.0	$16.3	$37.4	$32.5
Amortization of intangible assets
Health & Science Technologies	$25.4	$17.2	$50.0	$34.9
Fluid & Metering Technologies	5.4	5.2	10.7	10.5
Fire & Safety/Diversified Products	1.2	1.5	2.8	3.1
Total IDEX	$32.0	$23.9	$63.5	$48.5
Restructuring expenses and asset impairments
Health & Science Technologies	$0.7	$1.1	$12.1	$1.6
Fluid & Metering Technologies	—	0.1	4.2	0.6
Fire & Safety/Diversified Products	—	0.1	1.6	0.1
Corporate Office	—	—	0.3	0.1
Total IDEX	$0.7	$1.3	$18.2	$2.4

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely.

All table footnotes can be found at the end of this Non-GAAP Measures section. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and organic sales are calculated as orders and Net sales excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and excluding the impact of foreign currency translation.
•Adjusted gross profit is calculated as Gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by Net sales.
•Adjusted net income attributable to IDEX is calculated as Net income attributable to IDEX plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments, less the Gain on sale of a business, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest expense - net, income taxes, depreciation and amortization, or consolidated EBITDA, less the Gain on sale of a business, plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by Net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures. Free cash flow conversion is calculated as free cash flow divided by adjusted net income attributable to IDEX.

Table 1: Reconciliations of the Change in Net Sales to Organic Sales

	HST	FMT	FSDP	IDEX
	Three Months Ended June 30, 2025
Change in net sales	20%	(3%)	3%	7%
Less:
Net impact from acquisitions/divestitures(1)	15%	(2%)	—%	5%
Impact from foreign currency(2)	1%	1%	1%	1%
Change in organic net sales	4%	(2%)	2%	1%

	Six Months Ended June 30, 2025
Change in net sales	15%	(5%)	3%	4%
Less:
Net impact from acquisitions/divestitures(1)	14%	(2%)	—%	4%
Impact from foreign currency(2)	—%	—%	—%	—%
Change in organic sales	1%	(3%)	3%	—%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Gross Margin (dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross profit	$392.2	$366.8	$761.1	$724.2
Fair value inventory step-up charges	—	—	—	2.5
Adjusted gross profit	$392.2	$366.8	$761.1	$726.7

Net sales	$865.4	$807.2	$1,679.7	$1,607.7

Gross margin	45.3%	45.4%	45.3%	45.0%
Adjusted gross margin	45.3%	45.4%	45.3%	45.2%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reported net income attributable to IDEX	$131.6	$141.3	$227.1	$262.7
Fair value inventory step-up charges	—	—	—	2.5
Tax impact on fair value inventory step-up charges	—	—	—	(0.5)
Restructuring expenses and asset impairments(3)	0.4	1.3	17.9	2.4
Tax impact on restructuring expenses and asset impairments	(0.2)	(0.3)	(4.3)	(0.6)
Gain on sale of business	—	(4.6)	—	(4.6)
Tax impact on gain of sale of business	—	—	—	—
Acquisition-related intangible asset amortization	32.0	23.9	63.5	48.5
Tax impact on acquisition-related intangible asset amortization	(7.3)	(5.5)	(14.7)	(11.1)
Adjusted net income attributable to IDEX	$156.5	$156.1	$289.5	$299.3

Reported diluted EPS attributable to IDEX	$1.74	$1.86	$3.00	$3.46
Fair value inventory step-up charges	—	—	—	0.03
Tax impact on fair value inventory step-up charges	—	—	—	(0.01)
Restructuring expenses and asset impairments(3)	0.01	0.02	0.24	0.03
Tax impact on restructuring expenses and asset impairments	—	—	(0.06)	(0.01)
Gain on sale of business	—	(0.06)	—	(0.06)
Tax impact on gain of sale of business	—	—	—	—
Acquisition-related intangible asset amortization	0.42	0.31	0.83	0.64
Tax impact on acquisition-related intangible asset amortization	(0.10)	(0.07)	(0.19)	(0.14)
Adjusted diluted EPS attributable to IDEX	$2.07	$2.06	$3.82	$3.94

Diluted weighted average shares outstanding	75.5	75.9	75.7	75.9

Table 4: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reported net income	$131.1	$141.2	$226.5	$262.5
Provision for income taxes	38.8	38.0	67.9	71.2
Interest expense - net	15.6	8.1	31.7	17.5
Gain on sale of business	—	(4.6)	—	(4.6)
Depreciation	19.0	16.3	37.4	32.5
Amortization	32.0	23.9	63.5	48.5
Fair value inventory step-up charges	—	—	—	2.5
Restructuring expenses and asset impairments	0.7	1.3	18.2	2.4
Adjusted EBITDA	$237.2	$224.2	$445.2	$432.5

Adjusted EBITDA Components:
HST	$95.0	$84.2	$182.4	$165.6
FMT	108.7	107.7	204.0	213.1
FSDP	56.4	53.8	110.6	105.2
Corporate and other	(22.9)	(21.5)	(51.8)	(51.4)
Total Adjusted EBITDA	$237.2	$224.2	$445.2	$432.5

Net sales	$865.4	$807.2	$1,679.7	$1,607.7

Net income margin	15.1%	17.5%	13.5%	16.3%
Adjusted EBITDA margin	27.4%	27.8%	26.5%	26.9%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash flows from operating activities	$161.7	$133.6	$267.4	$290.2
Less: Capital expenditures	14.8	15.9	29.1	35.9
Free cash flow	$146.9	$117.7	$238.3	$254.3

Reported net income attributable to IDEX	$131.6	$141.3	$227.1	$262.7
Adjusted net income attributable to IDEX	156.5	156.1	289.5	299.3

Operating cash flow conversion	123%	95%	118%	110%
Free cash flow conversion	94%	75%	82%	85%

Table 6: Reconciliation of Estimated 2025 Change in Net Sales to Change in Organic Sales

	Guidance(4)
	Third Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated change in net sales	7%	9%	5%	6%
Less:
Net impact from acquisitions/divestitures(1)	4%	4%	3%	3%
Impact from foreign currency(2)	1%	1%	1%	1%
Estimated change in organic sales	2%	3%	1%	1%

Table 7: Reconciliation of Estimated 2025 Diluted EPS Attributable to IDEX to Adjusted Diluted EPS Attributable to IDEX

Guidance(4)
	Third Quarter 2025	Full Year 2025
Estimated diluted EPS attributable to IDEX	$1.54 - $1.61	$6.30 - $6.44
Restructuring expenses and asset impairments(5)	$0.04 - $0.01	$0.33 - $0.28
Tax impact on restructuring expenses and asset impairments	$(0.01) - $0.00	$(0.07) - $(0.06)
Acquisition-related intangible asset amortization	$0.43	$1.69
Tax impact on acquisition-related intangible asset amortization	$(0.10)	$(0.40)
Estimated adjusted diluted EPS attributable to IDEX	$1.90 - $1.95	$7.85 - $7.95

Table 8: Reconciliation of Estimated 2025 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance(4)
	Third Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated Reported net income	$116.2	$121.8	$476.2	$487.2
Provision for income taxes	38.3	40.2	148.0	151.5
Interest expense - net	16.4	16.4	63.7	63.7
Depreciation	19.5	19.5	76.6	76.6
Amortization of intangible assets	32.5	32.5	128.5	128.5
Restructuring expenses and asset impairments(5)	3.0	1.0	25.0	21.0
Estimated Adjusted EBITDA	$225.9	$231.4	$918.0	$928.5

Estimated Net sales	$853.8	$867.8	$3,425.0	$3,455.0

Estimated Net income margin	13.6%	14.0%	13.9%	14.1%
Estimated Adjusted EBITDA margin	26%	26.5%	26.5%	27%

(1) Represents the sales from acquired or divested businesses during the first 12 months of ownership or prior to divestiture.

(2) The portion of sales attributable to foreign currency translation is calculated as the difference between (a) the period-to-period change in organic sales, and (b) the period-to-period change in organic sales after applying prior period foreign exchange rates to the current year period.

(3) This adjustment represents the amount of Restructuring expenses and asset impairments attributable to IDEX. Restructuring expenses and asset impairments of $0.7 million and $18.2 million on the Condensed Consolidated Statements of Income during the three and six months ended June 30, 2025, respectively, included charges of $0.6 million recognized by the Company’s joint venture, $0.3 million of which was attributable to noncontrolling interest.

(4) Amounts may not foot or recalculate precisely due to rounding.

(5) Represents estimated restructuring costs to be incurred during the remainder of 2025, primarily related to severance.